Exhibit 10.33

Liftoff Mobile, Inc.

900 Middlefield Road, 2nd Floor
Redwood City, CA 94063

November 11, 2024

[Jeremy Bondy]

[Tarek Kutrieh]

Via Email

Re: CIC Options

Dear [Jeremy] [Tarek]:

The purpose of this letter agreement (this “Agreement”) is to memorialize our mutual agreement with respect to matters pertaining to the stock options granted to your pursuant to that certain Option Grant Notice and Option Agreement between you and Liftoff Mobile, Inc. (the “Company”), dated as of September 18, 2023 (the “Option Agreement”, and such options, the “CIC Options”), in connection with the Company’s contemplated payment of a dividend (the “Dividend”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Option Agreement.

The Company and you hereby agree that, in lieu of the treatment set forth in Section 19(b) of the Option Agreement in connection with the Dividend, upon payment of the Dividend, you will be entitled to receive a dividend equivalent payment in respect of each CIC Option granted pursuant to the Option Agreement, as follows:

I.
with respect to each CIC Option that has satisfied the Time-Vesting Condition as of the record date applicable to the Dividend an amount equal to the amount received in respect of one share of Common Stock in the Dividend (the “Dividend Equivalent Amount”), payable by no later than the next regularly scheduled payroll date following the record date applicable to the Dividend; and

II.
with respect to each other CIC Option, an amount equal to the Dividend Equivalent Amount if and to the extent such CIC Option satisfies the Time-Vesting Condition, payable by no later than the next regularly scheduled payroll date following the applicable Time-Vesting Date upon which such CIC Option satisfies the Time-Vesting Condition (the foregoing payments in I and II, collectively, “Dividend Equivalent Payments”). For the avoidance of doubt, if your continuous employment with the Company Group terminates as a result of a Qualifying Termination, then, subject to the Release Requirement, you shall be entitled to the Dividend Equivalent Payments (to the extent then unpaid) in respect of any CIC Options that are deemed to have satisfied the Time-Vesting Condition as a result of the Qualifying Termination within 30 days after the applicable deemed vesting date.

The Dividend Equivalent Payments shall be subject to reduction by and satisfaction of applicable withholding taxes. In addition, the Dividend Equivalent Payments shall be treated as Distribution Payments for purposes of the second sentence in Section 19(b)(iii) of the Option Agreement.

The Company and you hereby further agree that if, upon either (A) a Change in Control or (B) a Measurement Date, the aggregate amount of Distribution Payments that you would have been eligible to receive in respect of the Dividend had the original terms set forth in Section 19(b) of the Option Agreement applied (taking into account any Distribution Payments that would have been payable prior to such Change in Control or Measurement Date pursuant to the terms therein) is less than the aggregate amount of the Dividend Equivalent Payments that were previously paid or become payable to you at the time of such transaction or date, then the Company Group shall reduce the amounts payable to you pursuant to any agreement or arrangement between you and any member of the Company Group upon or in connection with such transaction (or, if later, payable by a Change in Control) by the amount of such difference.

This Agreement and the Option Agreement contains the entire agreement between us relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between us with respect to the subject matter hereof. Notwithstanding this, the Option Agreement, as modified herein, shall continue in full force and effect in accordance with their respective terms. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto, of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

To indicate your acceptance of this Agreement, please execute where indicated below and return the executed copy to the Company.

[signature page to follow]

Sincerely,

Liftoff Mobile, Inc.

By:
Name:
Title:	Authorized Signatory

Accepted and agreed to as of
the date first above written:

_________________________

[Jeremy Bondy]

[Tarek Kutrieh]